Exhibit 10.1

AMENDMENT NO. 1

TO THE

AMICUS THERAPEUTICS, INC.

CASH DEFERRAL PLAN

WHEREAS, the Board of Directors (the “Board”) of Amicus Therapeutics, Inc. (the “Company”) have previously approved the Amicus Therapeutics, Inc. Cash Deferral Plan (the “Plan”);

WHEREAS, pursuant to the terms of Plan, the Board is empowered to amend the Plan; and

WHEREAS, in connection with the engagement of a new third party servicer of the Plan, the Board determined to make certain administrative changes to the Plan as set forth in this Amendment #1 to the Plan (the “Amendment”).

NOW THEREFORE, the Plan is amended as follows effective as of the date hereof:

1.              The last sentence Section 4.1.2 is hereby amended and restated, which shall read in its entirety as follows:

“The Election of a Participant shall only be operative for the Plan Year with respect to which such Election is made; accordingly any Election filed for the initial Plan Year shall terminate on December 31, 2014.”

2.              All reference in the Plan’s adoption agreement (the “Adoption Agreement”) to “Principal Life Insurance Company” shall be changed to “ADP, LLC.”

3.              The date on which Participant Deferral Credits are made as provided under Section 2.9 of the Adoption Agreement shall be changed to the last business day of each payroll period during the Plan Year.

4.              Except as specifically provided in and modified by this Amendment, the Plan and the Adoption Agreement are in all other respects hereby ratified and confirmed and references to the Plan and the Adoption Agreement shall be deemed to refer to the Plan and the Adoption Agreement as modified by this Amendment.

To record the adoption of this Amendment #1, to the Amicus Therapeutics, Inc. Cash Deferral Plan, the Company has caused its authorized officer to affix its corporate name this 15th day of October, 2014.

AMICUS THERAPEUTICS, INC.

By:	/s/ William D. Baird III